EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS




To  the  Board  of  Directors
New  York  Health  Care,  Inc.  and  Subsidiaries



We consent to the incorporation by reference in the registration statements on Form S-3/A (No. 333-108761) and S-8 filed on September 11, 2003 of New York Health Care, Inc. and Subsidiaries of our report dated March 4, 2003 with respect to the balance sheet of New York Health Care, Inc. (formerly The Bio
Balance Corporation) as of December 31, 2002, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2002 and the period May 21, 2001 (inception) to December 31, 2001, which report appears in the December 31, 2003 annual report on Form 10-K of New York Health Care, Inc. and Subsidiaries.


/s/ Holtz Rubenstein & Co., LLP

HOLTZ  RUBENSTEIN  &  CO.,  LLP
Melville,  New  York
March  31,  2004


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